Exhibit 19.1

Insider Trading Policy

Purpose

The Company has adopted this Insider Trading Policy (this “Policy”) and procedures to promote compliance with applicable securities laws governing (a) trading in the Company’s securities while in the possession of “material non-public information” concerning the Company and (b) tipping or disclosing material non-public information to outsiders.

Failure to comply with this Policy could result in a serious violation of the securities laws by you and/or the Company and can involve both civil and criminal penalties. Accordingly, it is important that you review this Policy carefully.

Scope – Who and What is Covered?

This Policy covers all directors, officers, employees and team members of the Company and any of its subsidiaries, wherever located (collectively referred to as “Insiders”), and any outsiders whom the Compliance Officer has included and may designate as Insiders from time to time because they have access to material non-public information concerning the Company.

Such “designated” Insiders may include any consultant, representative, independent contractor and other persons in a special relationship with the Company who know, or have access to, material non-public information concerning the Company.

This Policy applies to family members of Insiders (including a spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Insider’s household, and any family members who do not live in the Insider’s household but whose transactions in Company’s securities are directed by, or are subject to the influence or control, of the Insider (collectively referred to as “Family Members”). Insiders are responsible for the transactions of these Family Members and therefore should make them aware of the need to confer with the Insider before they trade in Company securities. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to an Insider or his or her Family Members.

This Policy also applies to any entities that an Insider influences or controls including any corporations, partnerships, or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.

Subject to Section G, this Policy applies to any and all transactions in the Company’s securities, including its shares of common stock (“Shares”), restricted stock units and options to purchase shares, and any other types of securities that the Company may issue, such as preferred shares, convertible debentures, warrants and exchange-traded options, as well as other derivative securities thereof. This also includes certain transactions under Company benefit plans as described below.

This Policy continues to apply to transactions in Company securities even after the Insider has terminated employment or other services to the Company – In general, unless a different period is determined by the Compliance Officer, if an Insider is aware of material nonpublic information when his/her employment or service relationship terminates, such Insider may not trade in Company securities until that information has become public or is no longer material.

Insider Trading Compliance Officer

The Company has designated its General Counsel as its Insider Trading Compliance Officer (the “Compliance Officer”).

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The duties of the Compliance Officer will include the following:

Administering this Policy and assisting in its implementation, including by monitoring trading in the Company’s securities and designating outsiders as Insiders;

Responding to all inquiries relating to this Policy and its procedures, including by preparing and issuing additional guidelines to implement this Policy and the procedures and standards hereunder;

Designating and announcing special trading blackout periods during which Insiders may not trade in the Company’s securities;

Administering, monitoring and enforcing compliance with all applicable insider trading laws and regulations, including, without limitation, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), Rule 16 under the Exchange Act and Rule 144 under the Securities Act; and assisting in the preparation and filing of all required reports relating to insider trading in Company securities, including without limitation Forms 3, 4 and 5; Form 144; and Schedules 13D and 13G, as applicable;

Reviewing and propose revisions of this Policy as necessary to reflect changes in applicable insider trading laws and regulations; and

Maintaining records of all documents required by the provisions of this Policy or the procedures set forth herein.

In discharging his/her duties, the Compliance Officer shall have access to all of the Company’s books, records, facilities and personnel, as well as to the Company’s outside counsels.

What is material non-public information?

What is “Material” Information?

Compliance with this Policy requires that Company personnel understand what is deemed material information. Material information is any information that a reasonable investor would consider important in a decision to buy, hold or sell a stock. In short, any information which is likely to affect the market price of the stock. Examples of information frequently regarded as material are: significant new contracts or the termination of such contracts; projections of future revenues, earnings or losses; a pending or proposed merger, acquisition or tender offer; a significant sale or disposition of assets; a change in dividend policy; the offering of additional securities; changes in senior management; significant new products or discoveries; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

When Information is “Public”?

Material information is “non-public” unless it has been widely disseminated to the public through major newswire services, national news services or financial news services or is contained in a widely distributed press release of the Company or is disseminated by mail to shareholders of the Company or is included in a periodic or current report filed with, or submitted to, the Securities and Exchange Commission (“SEC”), such as annual report on Form 10-K or current report on Form 8-K.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to absorb and react to the information.

For the purposes of this Policy, information will be considered public, i.e., no longer “non-public”, after the completion of a full trading day following the date of the Company’s public release of the information or filing thereof, as the case may be. For example, if an announcement of material information is made on Monday, January 3rd (i) before trading, Insiders may trade in the Company’s securities starting on Tuesday of that week, January 4th, because one full trading day would have elapsed by then (all of Monday), or (ii) during or after the trading, Insiders may trade in the Company’s securities starting on Wednesday of that week, January 5th, because one full trading day would have elapsed by then (all of Tuesday).

Prohibited Activities

No Trading in Company Securities on Inside Information or outside Trading Windows. No Insider may trade in Company securities (i) while possessing material non-public information concerning the Company and (ii) outside of the applicable “trading windows.”

No Tipping

Subject to paragraph (b) of this sub-section, no Insider may “tip” concerning the Company’s securities, or disclose material non- public information concerning the Company to any outside person (including Family Members, analysts, individual investors, and members of the investment community and news media) unless authorized by the Compliance Officer or by the Company’s Chief Executive Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as the Compliance Officer deems as necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material non-public information about the Company must be forwarded to the Company’s Compliance Officer in the first instance.

Material non-public information concerning the Company may be disclosed by an Insider to a third party where such disclosure is required in connection with the Company’s current or proposed business or a proposed transaction to which the Company is to be a party; provided such disclosure is authorized by a member of the Company’s senior management and the recipient is required to preserve the confidentiality of such information under a confidentiality agreement.

No Recommendations

No Insider may give trading advice of any kind about the Company to anyone while possessing material non-public information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when the Insiders do not possess material non-public information about the Company.

No Trading in Other Companies’ Securities on Inside Information. No Insider who has become aware of material non-public information about another publicly traded company, including our vendors, suppliers and customers, when that information is obtained in the course of his or her affiliation or service with the Company, may (a) trade in the securities of such other company while possessing material non-public information concerning that company, (b) recommend that another person place a purchase or sell order in such other company’s securities while possessing material non-public information concerning that company, or (c) convey such material non-public information to another person if such Insider knows or has reason to believe that the third party will misuse such information by trading in such other company’s securities or passing such information to others who may so trade. You should treat material non-public information about our business partners with the same care required with respect to information related directly to the Company.

No Speculative Transactions

No Insider may engage in transactions in the Company’s securities of a speculative nature at any time. This means, among other things, that all Insiders are prohibited from short-selling Company securities or engaging in transactions involving derivative instruments based on Company securities. This prohibition includes, but is not limited to, trading in Company-based put and call option contracts, transacting in straddles, holding securities in a margin account, pledge of securities and the like. However, (I) as indicated below, exercising options or any other derivative securities granted under the Company’s equity incentive plans is not prohibited by this Policy and (II) the Compliance Officer may (but is not obligated) allow the pledge of Company securities as collateral for a loan (not including margin debt) where the Insider demonstrates its financial capacity to repay the loan without resort to the pledged securities.

Trading Windows and Special Blackout Periods

Regular Trading Windows. All Insiders are prohibited from trading the Company’s securities (regardless of whether they are in possession of material non-public information) during the “trading blackout periods”, as defined by the Compliance Officer and typically commencing at 9am EST on the 20th day of the last month of each fiscal quarter of the Company (i.e. March 20th, June 20th, September 20th and December 20th) and ending after the completion of a full trading day following public release of the Company’s earnings results for that quarter (by way of filing the required SEC report for that quarter, which may be filing of a 10-Q or 10-K).

In other words, these persons may only conduct transactions in Company securities during the “Window Period” beginning the day after a full trading day following the public release of the Company’s quarterly earnings and ending 10 days prior to the close of the next fiscal quarter.

For example, if the Company filed an annual report on Form 10-K (i) before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time), or (ii) during or after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.

No Trading During Special Blackout Periods.

From time to time, an event may occur that is material to the Company and is known by certain Insiders. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should be restricted from trading in Company securities sooner than the typical quarterly blackout period described above. In these situations, without an obligation to disclose the particular reason, the Compliance Officer may notify certain persons that they should not trade in the Company securities. This existence of an event-specific blackout period will not be announced to the Company as a whole and should not be communicated to any other person. Such event-specific, “special blackout period” will remain in place so long as the information remains material and non-public. The Compliance Officer will notify such persons when the event-specific blackout period has commenced and ended.

Certain Permitted Activities / Transactions

Exercise of Stock Options. The trading restrictions (including blackout periods) of this Policy do not apply to the exercise(s) of stock options where no Company securities are sold in the market to fund the option exercise price (this includes net exercise of an option through the Company).

However, the trading restrictions of this Policy do apply to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Restricted Stock Awards/Units. The trading restrictions (including blackout periods) of this Policy do not apply to the vesting or settlement of restricted stock or restricted stock units (“RSUs”), or the exercise of a right to have the Company withhold shares to satisfy tax withholding consequences of vesting. This policy would apply, however, to market sales of any shares received, including the sale of any securities in the market to cover tax withholding obligations.

Gifts. “Bona fide” gifts of Company Securities are generally not deemed to be restricted transactions for the purposes of this Policy, but, nevertheless, they must be pre-approved by the Compliance Officer (also in order to ensure compliance with reporting requirements under Section 16 of the Exchange Act, where applicable). Whether a gift is truly bona fide will depend on the circumstances surrounding each gift. The more unrelated the donee is to the donor, the more likely the gift would be considered “bona fide” and not a “restricted transaction”.

Qualified Trading Plans.

The U.S. securities laws allow for specific safe harbors from insider trading liability, such as a written trading plan that complies with Rule 10b5-1(c) promulgated under the Exchange Act (“Rule 10b5-1(c)”). Once such a Qualified Trading Plan has been adopted, trading in Company securities (including sale of Shares underlying stock options or RSUs) through the Qualified Trading Plan may occur even during a “black-out period” (as described above) or when the person on whose behalf such trade occurs is aware of material non-public information. For purposes of this Policy, a “Qualified Trading Plan” is a written plan (including contract or instruction) for purchasing or selling Company securities which the Compliance Officer approved in writing that it complies with Rule 10b5-1(c), including the following requirements:

the plan is adopted while the Company is not in a “black-out” period; the plan is adopted before the individual was in possession of material non-public information about the Company;

the plan is adhered to strictly, entered into in good faith and not part of a plan or scheme to evade the prohibitions of Rule 10b5- 1(c);

the plan imposes a waiting period between the time a plan is adopted or amended and the date of the first trade under the plan (“cooling-off period”), which cooling-off period shall be the minimum period required under Rule 10b5-1(c); the plan (a) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; (b) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (c) did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the plan, did exercise such influence must not have been aware of the material non-public information when doing so; except as permitted by Rule 10b5-1(c), no person entering into a plan may have a separate Rule 10b5-1 Plan outstanding; and

at the time it is adopted, the plan conforms to all other requirements of Rule 10b5-1(c) (including the prohibition on using multiple overlapping plans set forth therein) and such other guidelines that the Compliance Officer may adopt under this Policy.

Any Qualified Trading Plan must be delivered to the Compliance Officer at least five (5) business days before entry into the Qualified Trading Plan and must be approved by the Compliance Officer in writing. An Existing Qualified Trading Plan may be modified in accordance with the rules and procedures outlined above for the initial adoption of a Qualified Trading Plan, including approval by the Compliance Officer. In addition, Insiders are required to notify the Compliance Officer of any termination of a Qualified Trading Plan. The Company reserves the right to disclose publicly the terms of any Qualified Trading Plan.

401(k) Plan

This Policy does not apply to purchases of Company stock in the Company’s 401(k) plan resulting from periodic contributions of money to the plan pursuant to payroll deduction elections. This Policy does apply, however, to certain elections that may be made under the 401(k) plan, including (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, if any, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a participant’s Company stock fund balance and (d) an election to pre- pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund. Each individual purchase under 401(k) plan must be approved in advance by the Compliance Officer.

ETFs etc.

Transactions in exchange-traded funds (ETFs), mutual funds, index funds or other “broad basket” funds that own or hold the Company’s securities as one of many investments are not subject to this Policy.

Procedures & Special Circumstances

No Exceptions for Hardship Cases. The existence of a personal financial emergency does not excuse you from compliance with this Policy.

Exceptions for Special Circumstances.

The Compliance Officer may, on a case-by-case basis, authorize trading in the Company’s securities where both seller(s) and buyer(s) are in possession of the same material non-public information, if any, about the Company, but only in accordance with the procedures set forth below. Nothing herein shall be deemed to allow any Insider to provide material non-public information of the Company to a third party.

The Compliance Officer may, on a case-by-case basis, authorize trading in Company securities outside of the applicable trading windows where both seller(s) and buyer(s) are in possession of the same material non-public information, if any, about the Company, and: (a) the person asking to trade has notified the Compliance Officer in writing of the circumstances of the transaction and the amount and nature of the proposed trade(s), (b) the person asking to trade has certified to the Compliance Officer in writing no earlier than three business days prior to the proposed trade(s) that, to the extent he or she is in possession of material non- public information concerning the Company, the seller(s) or buyer(s), as applicable, are lawfully in possession of the same information, and (c) the Compliance Officer has approved the trade(s) in writing.

The existence of the foregoing approval procedure does not in any way obligate the Compliance Officer to approve any trades requested by the applicants. The Compliance Officer may reject any trading requests at his sole discretion and without the need to provide reasons therefor.

Section 16 Items.

Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Exchange Act. The practical effect of these provisions is that any officer or director who purchases and sells the Company’s securities within a six- month period must disgorge all profits to the Company whether or not he or she had knowledge of any material non-public information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under the Company’s employee stock purchase plan, dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules. The rules on recovery of short-swing profits are absolute and do not depend on whether a person has material non-public information.

Potential Civil, Criminal and Disciplinary Sanctions.

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the insider tippee, pay civil penalties that may be substantially in excess of the profit made or loss avoided, pay an extremely heavy criminal penalty, and even serve a term of imprisonment. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

Any Insider who violates this Policy or any applicable laws governing insider trading or tipping or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer.

This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of material non-public information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

Additional Information & Requirements Including Pre-Clearance

All employees and board directors are required to pre-clear (by obtaining written approval, which may be via email) with the Compliance Officer all their proposed transactions in the Company’s securities to confirm that there is no material non-public information which would make such transactions appear suspect.

Q&A

Any person who has any questions about this Policy in general or its application in specific instances is urged to seek advice by contacting the Compliance Officer.

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